                                                                  Exhibit (b)(1)

                                                                  EXECUTION COPY




                              JEFFERIES FUNDING LLC
                               520 Madison Avenue
                            New York, New York, 10022

                                February 17, 2007


                            TACK-ON COMMITMENT LETTER



Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171

Attention: Michael L. Hurt


     RE:  TB WOOD'S CORPORATION


Ladies and Gentlemen:

         You have advised Jefferies Funding LLC ("JEFFERIES FUNDING", "WE" or "US") that Altra Industrial Motion, Inc., a Delaware corporation (the "ACQUIROR" or "YOU") intends to acquire (the "ACQUISITION") all of the issued and outstanding equity interests of TB Wood's Corporation, a Delaware corporation (the "TARGET," and together with its subsidiaries, the "ACQUIRED BUSINESS"), from holders of Target's shares (collectively, the "SELLERS") pursuant to a tender offer (the "TENDER OFFER") followed by a back-end merger (the "BACK-END MERGER").

         You have advised us that the purchase price for the Acquired Business (including fees and expenses and the assumption of indebtedness in respect of the Industrial Revenue Bonds and the AEA Debt (each, as defined in Exhibit B to this Commitment Letter) will be approximately $144.3 million and that the Acquisition will be financed with:


         (i) either (x) the issuance and sale (the "NOTES OFFERING") of 9% Senior Secured Notes due 2011 (the "NOTES") under that certain Indenture, dated as of November 30, 2004, as amended (the "EXISTING INDENTURE") among you, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, yielding gross proceeds of up to $110.0 million, or (y) the drawdown of senior secured increasing rate loans under a senior secured bridge loan facility in an aggregate principal amount of $90.0 million,

         (ii) a combination of drawings in an aggregate amount of approximately $15.4 million on your existing revolving credit facility pursuant to the Credit Agreement, dated as of November 30, 2004, among you, the guarantors named therein, the financial institutions listed therein, as lenders, and Wells Fargo Bank, as lead arranger the "EXISTING REVOLVING CREDIT FACILITY"), and

         (iii) approximately $13.6 million of existing cash balances of Altra Holdings, Inc.

         The Notes Offering, together with the Acquisition, the Tender Offer, the Back-end Merger, and the payment of fees and expenses related to all of the foregoing are collectively referred to as the "TRANSACTIONS." The sources and uses for the financing of the Transactions are as set forth on Annex A hereto. You and your affiliates and the Target and its affiliates are referred to herein as the "COMPANY." As used in this Commitment Letter and the Engagement Letter (as defined below), the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

         1. The Commitment.

                  We are pleased to inform you that we hereby commit, directly or through one or more of our affiliates, to purchase 100% of the Notes, having the terms set forth on Exhibit A hereto.

                  The commitment described in this Section 1 is referred to herein as the "COMMITMENT." Our Commitment is on the terms and subject to the conditions set forth in (i) this letter and the exhibits (including Exhibit B), schedules and annexes hereto (collectively, this "COMMITMENT LETTER"), and (ii) the engagement letter, dated the date hereof (the "ENGAGEMENT LETTER" and, together with the Commitment Letter, the "LETTERS"), among you, Jefferies Finance LLC and Jefferies & Company, Inc. Notwithstanding anything to the contrary in any Letter, the terms of this Commitment Letter are intended as an outline of certain material terms of the Notes Offering, but do not include all of the terms, covenants, representations, warranties, default clauses and other provisions that will be contained in the definitive documentation for the Notes Offering. Those matters that are not covered or made clear in the Letters are subject to mutual agreement of the parties. No party has been authorized by us to make any oral or written statements that are inconsistent with the Letters.

         2. Titles and Roles. As consideration for the Commitment, you hereby agree that:

                  (a) You hereby retain (A) Jefco to act as the sole solicitation agent in connection with the Consent Solicitations (as defined below) and (B) Jefferies Funding (or its designee) to act as the sole underwriter, sole initial purchaser and/or sole placement agent in connection with the Notes Offering.

                  (b) We shall have "left" placement in all marketing materials and other documentation used in connection with the Notes Offering. No other titles shall be awarded and no compensation (other than expressly contemplated by the Letters) shall be paid in connection with the Notes Offering; except as may be mutually agreed between you and us. Without limiting the foregoing, you shall not, and shall not permit the Target or any of your or its affiliates, directly or indirectly, to contact or use any other financial institution or other source of capital in connection with any financing referred to in clause
(a) above.

         3. Marketing of the Notes Offering.

                  (a) We reserve the right, prior to or after execution of the definitive documentation for the Notes Offering, to syndicate all or part of our Commitment to third parties identified in consultation with you (collectively, "INVESTORS"). Our Commitment shall be reduced dollar-for-dollar as and when corresponding commitments are received by us from any Investors; provided that no such commitment from any Investor shall relieve us of our obligations (either directly or through one or more of our affiliates) to fund under this Commitment Letter until the issuance of the Notes has occurred. In consultation with you, we will exclusively manage all aspects of any syndication or resale of the Notes, including decisions as to the selection of prospective Investors to be approached and when they will be approached, when their commitments will be accepted, which prospective Investors will participate, the allocation of the commitments among the Investors and the amount and distribution of fees.

                  (b) We intend to commence our efforts to resell the Notes promptly upon execution of this Commitment Letter, and you agree actively to assist us in completing a successful resale of the Notes. Such assistance shall include:

                           (i) using commercially reasonable efforts to ensure
that our efforts benefit from the existing lending and investment banking relationships of you, Genstar Capital, L.P. (the "SPONSOR") and the Acquired Business,

                           (ii) direct contact between your and the Sponsor's
senior management, representatives and advisors and the proposed Investors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Investors),

                           (iii) your assistance in the preparation of an
offering memorandum, an offering circular or a private placement memorandum (each, an "OFFERING MEMORANDUM"), and other marketing materials to be used in connection with the marketing of the Notes Offering and the resale of the Notes (together with all Confidential Information Memoranda, the "MATERIALS"),

                           (iv) prior to the launch of the marketing of the
Notes Offering, notifying each of Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("MOODY'S") of the Notes Offering, and

                           (v) the hosting, with us, of meetings with
prospective Investors.

                  (c) You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company or any of its securities for purposes of United States Federal and state securities laws.

                  (d) You agree that our Commitment is expressly conditioned upon your satisfaction of the requirements of the foregoing provisions of this
Section 3 by the Closing Date (as defined in Exhibit A hereto), except as we may otherwise agree. We agree that the successful resale of the Notes by us (or our affiliates) is not a condition precedent to our commitments and agreements herein.

                  (e) You agree that all Materials and Information (as defined below) (including draft and execution versions of the definitive documentation and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated through one or more internet sites (including an IntraLinks workspace) in accordance with our standard marketing practices in notes offerings (including hard copy and via electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and its logos in connection with any such dissemination.

         4. Information. You represent, warrant and covenant (which representation is made to the best of your knowledge with respect to Information or Projections provided by the Target, the Acquired Business or the Sellers with respect to the Target, the Acquired Business or the Sellers, whether made available to us in the form received by you or described in reports or summaries prepared by you or your advisors) that:

                  (a) all information (the "INFORMATION") that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects,

                  (b) none of the Materials shall, when furnished or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and

                  (c) all projections that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or its representatives (collectively, the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved).

         You agree that if at any time prior to the Clear Market Termination Date (as defined below) any of the representations and warranties in the preceding sentence would be incorrect if the Information, Projections or Materials were being furnished, and such representations and warranties were being made, at such time, you will promptly supplement the Information, the Projections and/or the Materials, as the case may be, so that such representations and warranties will be correct under those circumstances. You shall be solely responsible for Information and the contents of all Materials and acknowledge that we will be using and relying upon the information contained therein and the other Information without independent verification thereof.

         5. Clear Market. You agree that, from the date hereof until the earlier of (i) 180 days following the Closing Date, and (ii) the successful resale by us of the Notes (as determined by us in our sole discretion) (such earlier date, the "CLEAR MARKET TERMINATION DATE"), you will not, and you will not consent to permit the Acquired Business or any of your or its respective affiliates (other than other portfolio companies of the Sponsor or funds affiliated with the Sponsor) to, directly or indirectly, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of any debt facility or debt security of you, the Acquired Business or any of your subsidiaries (other than (i) the Notes Offering, (ii) the Bridge Loan Facility (as defined in the Bridge Loan Facility Commitment Letter, dated the date hereof, between Jefferies Funding LLC and Altra Holdings, Inc.), and (iii) capital leases and purchase money financings of equipment permitted by each of the Acquired Business's current credit facilities as in effect on the date of this Commitment Letter and, in each case, incurred in the ordinary course of business), including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

         6. Fees and Expenses. As consideration for the Commitment, you hereby agree to pay or cause to be paid to us and our affiliates the fees, expenses and other amounts set forth in the Engagement Letter.

         7. Indemnification. In connection with arrangements such as this, it is our policy to receive indemnification. You agree to the provisions with respect to indemnification and other matters contained in Annex B hereto, which is hereby incorporated by reference in this Commitment Letter.

         8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of any Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree to inform us promptly thereof unless prohibited by law or regulation), (b) to your and the Sponsor's officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) to rating agencies in connection with their review of the Notes Offering, (d) the information contained in this Commitment Letter may be disclosed in any Offering Memorandum or in the offering documents for the Notes, (e) this Commitment Letter (but not the Engagement Letter) may be disclosed to the Acquired Business, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, and (f) this Commitment Letter (but not the Engagement Letter) may be filed by you with the Securities and Exchange Commission in connection with the Tender Offer and the Merger to the extent required under applicable securities laws. We agree that we will not disclose or use confidential information obtained from you, the Sponsor or the Acquired Business or any of your or their affiliates by virtue of the transactions contemplated by this Commitment Letter in connection with the performance by us of services for other companies (other than your affiliates), and we will not furnish any such information to other companies (other than your affiliates) except, in each case (a) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case we agree to inform you promptly thereof unless prohibited by law or regulation) or (b) to our and our affiliates' officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions.

         9. Choice of Law. The Letters shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Each party hereto hereby waives any right to trial by jury with respect to any dispute, claim or controversy directly or indirectly relating to or arising out of either Letter, the termination or validity hereof or thereof, any alleged breach hereof or thereof, or the engagement contemplated hereby and thereby. You and we hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the County, City and State of New York in connection with any such dispute, claim or controversy or any matters contemplated hereby or thereby. You and we agree and consent to personal jurisdiction, service of process and venue in any such federal or state court in connection with any such action. The prevailing party in such dispute, claim or controversy shall be entitled to payment of the fees, disbursements and expenses of counsel to such party.

         10. Miscellaneous.

                  (a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by electronic transmission will be effective as delivery of a manually executed counterpart hereof.

                  (b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion. We may assign our Commitment hereunder to one or more Investors, whereupon we shall be released from the portion of our Commitment hereunder so assigned; provided that we shall remain liable (either directly or through one or more of our affiliates) to fund under this Commitment Letter until the issuance of the Notes has occurred. Any and all obligations of, and services to be provided by, us hereunder (including the Commitment) may be performed and any and all of our rights hereunder may be exercised by or through any of our affiliates or branches; provided that no such assignment shall relieve us of our obligations hereunder or for any failure by such affiliates to perform such services.

                  (c) This Commitment Letter has been and is made solely for the benefit of you, us and the Indemnified Persons (as defined in Annex B hereto) and our, your and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

                  (d) The Letters set forth the entire understanding of the parties hereto as to the scope of the Commitment and our obligations hereunder. The Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to the transactions contemplated hereby.

                  (e) You hereby acknowledge and agree that (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of you or any of your affiliates or the Acquired Business or any of its affiliates in connection with the transactions contemplated herein except the obligations expressly provided for under this Commitment Letter, (ii) we and our affiliates, on the one hand, and you and your affiliates and the Acquired Business and its affiliates, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of your affiliates or the Acquired Business or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates in connection with the transactions contemplated herein, and (iii) we are (and are affiliated with) full service financial firms and as such from time to time may effect transactions for our own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention.

                  (f) You agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community, subject to our compliance with applicable securities laws.

                  (g) We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26,
2001) (the "PATRIOT ACT"), we and each Investor are required to obtain, verify and record information that identifies the Note Parties (as defined in Exhibit A hereto), which information includes the name, address, tax identification number and other information regarding the Note Parties that will allow us or such Investor to identify the Note Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Investor.

         11. Amendment; Waiver. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of any provision of this Commitment Letter shall be deemed a waiver of any similar or any other provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the provision being waived.

         12. Note Parties to Become Parties. You hereby agree to cause each of the Note Parties to become jointly and severally liable, effective upon the closing of the Acquisition, for any and all of your liabilities and obligations relating to, or arising out of, any of your duties, responsibilities and obligations hereunder.

         13. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) subject to clause (iii) below, Sections 6 through 16 shall survive the expiration or termination of this Commitment Letter, regardless of whether definitive financing documentation has been executed and delivered, (ii) Section 7 shall survive the expiration or termination hereof if no definitive financing documentation has been executed or delivered but superseded by the provisions for indemnification in any such definitive financing documentation, and (iii) Sections 2 through 16 shall survive execution and delivery of the definitive financing documentation.

         14. Consents under Existing Indentures. You shall use your commercially reasonable efforts to cause through one or more consent solicitations ("CONSENT SOLICITATIONS") (1) the holders of your 9% Senior Secured Notes due 2011 (the "EXISTING SENIOR SECURED NOTES") issued under that certain Indenture, dated as of November 30, 2004 (the "EXISTING SENIOR SECURED INDENTURE") among you, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, to (A) waive any requirements that the Target or any of its subsidiaries (i) guarantee the obligations in respect of the Existing Senior Secured Notes or (ii) grant security interests in the assets of the Target and/or any of its subsidiaries under the Security Agreement, dated as of November 30, 2004, by and among you, the guarantors named therein and The Bank of New York Trust Company, N.A., as collateral agent, or any other security documents related thereto, and (B) waive any other provisions contained in the Existing Senior Secured Indenture or related note or security documents that would otherwise be breached by the consummation of the Transactions contemplated hereby, and (2) the holders of your 11 1/4% Senior Notes due 2013 (the "EXISTING SENIOR NOTES") issued under that certain Indenture, dated as of February 8, 2006 (the "EXISTING SENIOR INDENTURE"), among you, the guarantors named therein and The Bank of New York, as trustee, to (A) waive the requirement that the Target or any of its subsidiaries guarantee the obligations in respect of the Existing Senior Notes, and (B) waive any other provisions contained in the Existing Senior Indenture or related note documents that would otherwise be breached by the consummation of the Transactions contemplated hereby, in each case until 10 days after such time as the Acquiror has acquired 100% of the issued and outstanding equity interests of the Target. The terms and conditions of the definitive documentation governing the Consent Solicitations shall be reasonably satisfactory to us.

         15. Discharge of AEA Debt. On or before the date of the Back-end Merger, you shall cause the AEA Debt (as defined in the Bridge Loan Facility Commitment Letter) to be repaid in full, and all commitments relating thereto to be terminated, in each case on terms reasonably satisfactory to us.

         16. Acceptance and Termination. Please indicate your acceptance of the terms of the Letters by returning to us executed counterparts of the Letters not later than 5:00 p.m., New York City time, on February 19, 2007. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, this Commitment Letter (but not the Engagement Letter) will terminate automatically on the earliest of
(i) the date of termination of the Tender Offer, or the termination of the Merger Agreement (as defined in Exhibit B to this Commitment Letter), (ii) the closing of the issuance of the Notes, and (iii) 5:00 p.m., New York City time, on June 15, 2007, and (iv) the closing of the Bridge Loan Facility under (and as defined in) the Bridge Loan Facility Commitment Letter, dated the date hereof, between Jefferies Funding LLC and Altra Holdings, Inc.



                     [Remainder of page intentionally blank]

         We are pleased to have the opportunity to work with you in connection with this important financing.

                                        Very truly yours,



                                        JEFFERIES FUNDING LLC


                                        By:      /s/ Brent Stevens
                                                 -------------------------------
                                                 Name:  /s/ Brent Stevens
                                                        ------------------------
                                                 Title: Executive Vice President
                                                        ------------------------




Accepted and agreed to as of the
date first above written:

ALTRA INDUSTRIAL MOTION, INC.


By:      /s/ Michael L. Hurt
         -------------------------------
         Name:  Michael L. Hurt
                ------------------------
         Title: Chairman & CEO
                ------------------------

                          ANNEX A TO COMMITMENT LETTER

                            SOURCE AND USES OF FUNDS
                                 (in millions)

SOURCES OF FUNDS                         USES OF FUNDS
-------------------------------------    ---------------------------------------
Notes Offering                 $110.0    Cash to Seller                   $106.2

Cash on Balance Sheet            13.6    TB Wood's Debt Retired             28.7

Revolver                         15.4    TB Wood's Debt Assumed              5.3

TB Wood's Debt Assumed            5.3    Fees and Expenses                   4.1
                               ------                                     ------

    TOTAL SOURCES              $144.3        TOTAL USES                   $144.3
                               ======                                     ======



                                    Annex A-1

                          ANNEX B TO COMMITMENT LETTER

                                 INDEMNIFICATION

         Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Annex B is attached and of which it forms a part.

         Since Jefferies Funding LLC ("WE", "US" or "OUR") will be acting on your behalf in connection with the Transactions, and as part of the consideration for the agreement of Jefferies Finance LLC and Jefferies & Company, Inc. to furnish their respective services pursuant to the Engagement Letter and our Commitment under the Commitment Letter, you shall indemnify and hold harmless us and our affiliates and our and their respective officers, directors, managers, members, partners, counsel, employees and agents, and any other person controlling any of us or our affiliates within the meaning of either Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and the respective officers, directors, managers, members, partners, counsel, employees, agents and equityholders of such persons (we and each such other person being referred to as an "INDEMNIFIED PERSON"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof) (collectively, "LOSSES"), as incurred, directly or indirectly related to or arising out of or in connection with (i) the Commitment Letter, the Notes Offering or the use of the proceeds thereof, (ii) services rendered pursuant to the Engagement Letter, (iii) the Acquisition or any other Transaction or (iv) any Indemnified Person's role in connection therewith and the costs of enforcing the Commitment Letter or the Engagement Letter; provided, however, that you shall not be responsible for any damages of any Indemnified Person to the extent, and only to the extent, that it is determined by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction to have resulted from such Indemnified Person's gross negligence, bad faith or willful misconduct. In no event will any indemnified person be liable for consequential, special, punitive or other indirect damages as a result of any failure to consummate the Notes Offering in whole or in part or otherwise in connection with the Notes Offering except to the extent that it is found by a final, non-appealable judgment of a court or arbitral tribunal of competent jurisdiction that such damages resulted from the gross negligence, bad faith, or willful misconduct of such indemnified person or such indemnified person's affiliates, directors, advisors or agents. No indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons except to the extent such damages are found by a final non-appealable judgment of a court or arbitral tribunal of competent jurisdiction to have resulted solely from the gross negligence, bad faith or willful misconduct of such indemnified person.

         You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could reasonably be expected to be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder whether or not such Indemnified Person is a party to the Engagement Letter or the Commitment Letter, unless (i) such Indemnified Person has given its prior written consent or (ii) the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person and its affiliates from all Losses arising out of such action, claim, suit or proceeding.

         If for any reason (other than the gross negligence, bad faith or willful misconduct of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then you, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by


                                    Annex B-1
us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of fees actually received by us pursuant to the Engagement Letter. It is hereby further agreed that the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as
(i) the total value payable, paid or contemplated to be paid or received or contemplated to be received by you and/or your respective affiliates, as the case may be, in the Transactions, whether or not any such Transaction is consummated, bears to (ii) the fees actually paid to us under the Engagement Letter with respect to the Transactions. The relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you or us and your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         In addition, you shall reimburse the Indemnified Persons for all out-of-pocket expenses (including reasonable fees and expenses of counsel), as incurred, in connection with investigating, preparing, defending or settling any action, claim, suit or proceeding for which indemnification or contribution may be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.

         The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any Indemnified Person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Letters, (iii) shall apply to any modification of our engagement under the Engagement Letter, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other Indemnified Person and (v) shall be binding on any successor or assign of you and the successors or assigns to your business and assets.


                                    Annex B-2

                         EXHIBIT A TO COMMITMENT LETTER

                            SUMMARY OF TERMS OF NOTES

     Set forth below is a summary of certain of the terms of the Notes and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

         ISSUER...........................  Altra Industrial Motion Inc. (the
                                            "ISSUER").

         SECURITIES OFFERED...............  9% Senior Secured Notes of the
                                            Issuer due 2011 (the "NOTES")
                                            yielding gross proceeds of up to
                                            $110.0 million.

         GUARANTORS.......................  The guarantors under the Existing
                                            Indenture (collectively, the
                                            "GUARANTORS"; the Issuer and the
                                            Guarantors, collectively, the "NOTE
                                            PARTIES").

         INITIAL PURCHASER................  Jefferies Funding LLC or its
                                            designee (in such capacity, the
                                            "INITIAL PURCHASER").

         MATURITY DATE....................  December 1, 2011.

         PLACEMENT TYPE...................  144A, Regulation S and to
                                            institutional "accredited
                                            investors".

         CLOSING DATE.....................  The date, on or before the date on which the Commitment is terminated
                                            in accordance with Section 16 of the
                                            Commitment Letter, on which the
                                            Acquisition is consummated (the
                                            "CLOSING DATE").

         ISSUE PRICE......................  The issue price for the Notes will be set so the yield-to-worst on the
                                            Notes equals (i) the yield-to-worst
                                            based on the volume weighted average
                                            trading price of the notes issued
                                            under the Existing Indenture (the
                                            "EXISTING NOTES") for the last 5
                                            trading days prior to the target
                                            pricing date, where a minimum of
                                            $1.0 million in Existing Notes were
                                            traded for each trading day
                                            preceding the target pricing date,
                                            plus (ii) 150 basis points.

         INTEREST PAYMENT DATES...........  Same as under the Existing
                                            Indenture.

         USE OF PROCEEDS..................  To finance a portion of the
                                            Acquisition.

         COLLATERAL.......................  Same as under the Existing
                                            Indenture.

         MANDATORY REDEMPTION.............  None, which is the same as under the
                                            Existing Notes.

         OPTIONAL REDEMPTION..............  Same as Existing Notes.

         CHANGE OF CONTROL................  Same as Existing Notes.

         ASSET SALE PROCEEDS..............  Same as Existing Notes.

         DEFEASANCE PROVISIONS OF NOTES...  Same as Existing Notes.

         REGISTRATION RIGHTS..............  The Issuer will use its best efforts to file a registration statement for
                                            the Notes with the SEC within 90
                                            days of the issue date of the Notes
                                            and will use its best efforts to
                                            cause the registration statement to
                                            be declared effective within 180
                                            days of the issue date of the Notes.
                                            The Issuer will pay additional
                                            interest up to 1.0% per annum (on
                                            similar terms as the registration
                                            rights agreement for the Existing
                                            Notes) if it does not file the
                                            registration within 90 days of the
                                            issue date, the registration
                                            statement is not declared effective
                                            within 180 days of the issues or the
                                            Issuer does not complete the offer
                                            to exchange the Notes with the
                                            exchange notes within 30 business
                                            days from the date the registration
                                            statement is declared effective.

         TRANSFER RESTRICTIONS............  The Notes will not be registered under the Securities Act of 1933, as
                                            amended (the "SECURITIES ACT") and
                                            are not freely transferable. The
                                            Notes will not be subject to
                                            restrictions on transfer and may
                                            only be offered or sold through
                                            exemptions from the registration
                                            requirements of the Securities Act
                                            (or in transactions not covered by
                                            the Securities Act).

         PURCHASE AGREEMENT...............  The sale of the Notes will be governed by a purchase agreement
                                            with representations, warranties,
                                            covenants and other provisions
                                            substantially the same as those
                                            contained in the purchase agreement
                                            governing the Existing Notes.

         EVENTS OF DEFAULT................  Same as Existing Indenture.

         INDEMNIFICATION..................  As specified in Annex B to the
                                            Commitment Letter.

         GOVERNING LAW AND FORUM..........  State of New York.

         COUNSEL TO INITIAL PURCHASER.....  Proskauer Rose LLP.



                                   Exhibit A-2

                         EXHIBIT B TO COMMITMENT LETTER

                               CLOSING CONDITIONS

         Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached. Our purchase of the Notes is conditioned upon satisfaction of the conditions precedent summarized below. For purposes of this Exhibit B, the Acquiror and its respective subsidiaries (including the Acquired Business) are referred to collectively as the "COMPANY".

         1. Concurrent Financings. The definitive documents relating to the Notes Offering (collectively, the "DEFINITIVE DEBT DOCUMENTS") shall be prepared by our counsel and shall be in form and substance reasonably satisfactory to you and us, consistent with precedent between the Acquiror and us and our affiliates, containing the terms set forth in the Commitment Letter (including the term sheets) and such other terms to which you and we have agreed. There shall not exist (pro forma for the Transactions) any default or event of default under any of the Definitive Debt Documents or under any other material indebtedness or agreement of the Acquiror and the Acquired Business except debt being refinanced concurrently with the issuance and sale of the Notes referred to in paragraph 3 below. The representations and warranties in each of the Definitive Debt Documents shall be true and correct in all material respects. You will have at least $29.0 million from the combined sources of availability under the Existing Revolving Credit Facility and cash on hand (as set forth under Annex A to this Commitment Letter) to finance any shortfall in the Acquisition purchase price not financed with the proceeds of the Notes.

         2. Acquisition. The definitive documentation relating to the Acquisition or entered into in connection therewith (collectively, the "DEFINITIVE ACQUISITION DOCUMENTS") shall be in full force and effect on the Closing Date. The acquisition by the Acquiror of not less than 66 2/3% of the equity interests of the Target subject to the Tender Offer shall have been consummated or shall be consummated concurrently with the Notes Offering, in each case in accordance with the terms of the definitive documentation governing the Tender Offer.

         3. Discharge of Existing Debt. Concurrently with the closing of the Notes Offering and the consummation of the Tender Offer, all pre-existing indebtedness of the Acquired Business shall be repaid or repurchased in full, all commitments relating thereto shall be terminated, and all liens or security interests related thereto shall be terminated or released at or promptly after the Closing Date (other than (i) $3.0 million of outstanding industrial revenue bonds issued under the authority of the City of San Marcos, Texas and $2.3 million of outstanding industrial revenue bonds issued under the authority of the City of Chattanooga, Tennessee (collectively, the "INDUSTRIAL REVENUE BONDS") and (ii) $15.2 million of outstanding senior subordinated promissory notes issued under the Securities Purchase Agreement, dated as of October 12, 2005, by and among TB Wood's Incorporated, Plant Engineering Consultants, LLC, TB Wood's Enterprises, Inc., AEA Mezzanine Funding LLC, AEA Mezzanine Fund LP, AEA Mezzanine (Unleveraged) Fund LP, TB Wood's Corporation, and T.B. Wood's Canada Ltd. (the "AEA DEBT")), in each case on terms reasonably satisfactory to us.

         4. Offering Documents. You shall have provided to us as soon as practicable and in no event later than 6 business days prior to the initial expiration of the Tender Offer, with a complete printed preliminary Offering Memorandum usable in a customary high-yield road show relating to the issuance of the Notes that which contains (i) such financial statements, including pro forma financial statements, of the Acquiror and the Acquired Business as would be required under Regulation S-X ("REGULATION S-X") under the Securities Act of 1933, as amended (the "SECURITIES ACT") in a registration statement for the Notes filed on Form S-1 with the Securities Exchange Commission (the "SEC"), and all other accounting rules and regulations of the SEC promulgated thereunder and
(ii) such other pro forma financial
information containing adjustments, including the calculation of consolidated adjusted EBITDA of the Acquiror, for the twelve months ended as of the most recent income statement and as of the most recent balance sheet required to be included in the Offering Memorandum under clause (i) above, in each case reflecting such adjustments as are reasonably satisfactory to you and us.

         5. Business Plan. You shall have delivered to us a business plan of the Acquired Business for fiscal years 2007 through and including 2011 and a satisfactory written analysis of the business and prospects of the Acquired Business for the period from the Closing Date through the final scheduled maturity of the Notes.

         6. Consents and Approvals. All necessary governmental, regulatory, shareholder and material third-party approvals and consents required as closing conditions to the Acquisition (including in connection with the tender offer for the shares of Sellers or any merger) or necessary for the financings contemplated hereby shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority (including Rule 14e-1 of the Securities Exchange Act of 1934, as amended, with respect to any tender offer for shares of the Sellers).

         7. Litigation, etc. There shall not exist any order or injunction issued by any court, or any governmental, administrative or regulatory agency or authority, domestic or foreign, that enjoins or prohibits the Notes Offering.

         8. Performance of Obligations. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Letters or otherwise payable to us or our affiliates shall have been paid to the extent due. You shall have complied with your covenants and agreements to
Section 14 of the Commitment Letter and you shall have complied in all material respects with all of your other covenants, agreements and obligations explicitly required under the Letters, and the Letters shall be in full force and effect.

         9. Customary Closing Documents. All documents required to be delivered under the Definitive Debt Documents, including customary legal opinions, comfort letters, corporate records and documents from public officials and officers' certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act, and (b) a customary certificate from the chief financial officer of the Company, in form and substance satisfactory to us, as to the solvency of the Acquiror and the Acquired Business taken as a whole after giving effect to the Transactions.

         10. Absence of Material Adverse Changes. There not having occurred any fact, circumstance, event, change, effect or occurrence that (i) has or would be reasonably likely to have a material adverse effect on the assets, business, properties, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Acquired Business taken as a whole or
(ii) would be reasonably likely to prevent or materially delay or materially impair the ability of the Target to consummate the merger or the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 17, 2007, among Altra Holdings, Inc., Forest Acquisition Corporation and TB Wood's Corporation (the "MERGER AGREEMENT"), but, in the case of the foregoing clause (i), shall not include facts, circumstances, events, changes, effects or occurrences (A) generally affecting the industry in which the Target operates or conducts its business or the economy or the financial or securities markets in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments or any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening


                                   Exhibit B-2
thereof (except in each case to the extent such changes disproportionately affect the Acquired Business); (B) reflecting or resulting from changes in law or GAAP or the interpretations thereof; (C) resulting from actions or omissions of the Acquired Business which the Acquiror has requested, to which the Acquiror has expressly consented or that are in compliance with the terms of the Merger Agreement; (D) resulting from any legal proceedings arising from allegations of breach of fiduciary duty relating to the Merger Agreement or false or misleading public disclosure (or omission) in connection with the Merger Agreement made or brought by any of the current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business); or (E) resulting from the announcement of (1) the offer or merger or the proposal thereof (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners) or (2) the Merger Agreement and the transactions contemplated thereby.

         11. Amendments to Existing Credit Facility. Your existing credit facility shall have been amended, on terms and conditions and pursuant to documentation, reasonably satisfactory to us, to permit the Notes Offering.

         12. Tender Offer Conditions. All conditions precedent to the consummation of the Tender Offer (including conditions set forth in any Tender Offer materials) shall have been satisfied without amendment, modification or waiver thereof that is materially adverse to us without our prior written consent. The Definitive Acquisition Documents shall be in full force and effect.


                                   Exhibit B-3